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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tidelands Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

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TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mount Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 12, 2010

To our shareholders:

        You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank. The Annual Meeting will be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 on Monday, April 12, 2010, at 4:00 p.m., for the following purposes:

  1.
  To elect four members to our board of directors;

  2.
  To approve a proposed amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock of the company from 10,000,000 shares to 75,000,000 shares (the "Amendment");

  3.
  To grant the chairperson of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient affirmative votes present at the Annual Meeting to approve the Amendment;

  4.
  To approve an advisory (non-binding) proposal on our executive compensation policies and procedures;

  5.
  To ratify the appointment of Elliott Davis, PLLC as our independent auditor for the fiscal year ending December 31, 2010; and

  6.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 1, 2010 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 prior to the meeting. If your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our Annual Meeting.

        At the meeting, we will report on our performance in 2009 and answer your questions. We look forward to discussing both the past year and our current plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our Annual Meeting. If you attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

By Order of the Board of Directors,
Robert E. Coffee, Jr. President & Chief Executive Officer

Mount Pleasant, South Carolina
March [    •    ], 2010

TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mount Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 12, 2010

        Our board of directors is soliciting proxies for the 2010 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

        The board set March 1, 2010 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 4,277,176 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        If you hold your shares in street name, it is critical that you cast your vote. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. New regulations prohibit your broker from voting uninstructed shares on a discretionary basis for all the proposals up for consideration at the Annual Meeting except for the ratification of our auditors. Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf for the first four proposals. Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        When you sign the proxy card, you appoint John N. Cagle, III, DMD as your representative at the meeting. Dr. Cagle will vote your proxy as you have instructed him on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle will vote your proxy FOR the election to the board of directors of all nominees listed below under "Election of Directors," FOR the approval of the Amendment, FOR the chairperson of the Annual Meeting to have the authority to adjourn or postpone the Annual Meeting to solicit additional proxies, FOR the approval of our executive compensation policies and procedures, and FOR the ratification of the appointment of our independent auditor. However, if any other matters come before the meeting, Dr. Cagle will vote your proxy on such matters in accordance with his judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We have engaged Regan & Associates, Inc. to assist in the solicitation of proxies at an estimated cost of $12,500, plus reasonable expenses. We determined that it was advisable to engage a proxy solicitor to ensure that the requisite vote necessary to obtain a quorum and approve the proposals was received to avoid the cost of a second mailing. We are distributing this proxy statement on or about March [    •    ], 2010.

        Important Notice of Internet Availability.    This proxy statement and our annual report for 2009 are available to the public for viewing on the Internet at http://www.cfpproxy.com/5515.

        In addition, the above items and other SEC filings are also available to the public on the SEC's website on the Internet at www.sec.gov.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        Prior to the 2009 annual shareholders' meeting, our board of directors was divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expired at each annual meeting. At the 2008 annual meeting, shareholders approved the proposal to amend our Articles of Incorporation to phase-out our classified board structure. The effect of this amendment was that at the 2008 annual meeting of shareholders, the Class II directors were elected for a three-year term; at the 2009 annual meeting of shareholders, the Class III directors were elected for a two-year term; and at the 2010 annual meeting of shareholders, the Class I directors will be elected for a one-year term. Beginning in 2011, the entire board will be elected to one-year terms, thereby eliminating the classified board structure. The terms of the Class I directors expire at the 2010 Annual Shareholders Meeting. The terms of the Class II and III directors will expire at the 2011 Annual Shareholders Meeting.

        Our directors and their classes are:

Class I	Class II	Class III
Alan D. Clemmons	Michael W. Burrell	John N. Cagle, III, DMD
Robert E. "Chip" Coffee, Jr.	Tanya D. Robinson	John T. Parker, Jr.
Larry W. Tarleton	J. Louis Grant, CPA	Mary V. Propes
John W. Gandy, CPA

        Shareholders will elect four nominees as Class I directors at the meeting to serve a one-year term, expiring at the 2011 Annual Meeting of Shareholders.

        The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect Alan D. Clemmons, Robert E. "Chip" Coffee, Jr., Larry W. Tarleton and John W. Gandy, CPA as Class I directors.

        If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle will vote your proxy to elect Messrs. Clemmons, Coffee, Tarleton and Gandy as Class I directors. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Dr. Cagle will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees, each of whom is a director of the bank and has been a director of the company since its formation in 2002, except for Larry W. Tarleton who began to serve as a director of our bank and our company in 2006 and John W. Gandy who began to serve as a director of our bank and our company in 2007.

The board unanimously recommends a vote FOR these nominees.

        Alan D. Clemmons, 51, is a native of Myrtle Beach, South Carolina. He graduated in 1982 from Coastal Carolina University's School of Business Administration. He received his Juris Doctorate in 1989 from Hamline University of Saint Paul, Minnesota. Mr. Clemmons has been engaged in the practice of law with an emphasis on real estate and development with the Clemmons Law Firm, LLC since 2005. Prior to that time Mr. Clemmons practiced law as a partner at McCrackin, Barnett, Richardson and Clemmons, LLP from 1990. Mr. Clemmons, an Eagle Scout, has served as a volunteer to the Boy Scouts of America for almost 30 years and has served in positions ranging from scoutmaster to counsel president and national committeeman. He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico with The Church of Jesus Christ of Latter-day Saints. Mr. Clemmons is a past member of the Horry County Planning Commission and ex-oficio member of the Myrtle Beach Planning Commission. Mr. Clemmons was an officer of the Horry County Republican Party for many years, and served as chairman from 1997 through 2000. He was elected to represent South Carolina as a delegate or alternate-delegate to the 2000, 2004 and 2008 Republican National Conventions. Mr. Clemmons was first elected to the South Carolina House of Representatives in 2002 and has served continuously since that time representing the area including the municipalities of Myrtle Beach and Briarcliffe Acres. He is past chairman of the House Freshman Caucus and secretary/treasurer of the House Republican Caucus. He currently serves in the South Carolina General Assembly as the Election Laws Subcommittee Chairman of the House Judiciary Committee, Vice-chair of the Rules Committee and legislative member of the Judicial Selection Commission. His legislative and community service has resulted in recognition by various entities, including: South Carolina Hero, 2008, by the American Association of Retired Persons (AARP); Legislator of the Year, 2006, by the South Carolina Association of Realtors; Legislator of the Year, 2005, by the Association of Drug Stores; Special Legislative Commendation, 2004, by the South Carolina Silver Haired Legislature; and Distinguished Alumnus of the Year, 2004, by Coastal Carolina University. Mr. Clemmons also serves as chairman of the Interstate 73 Corridor Association.

        Robert E. (Chip) Coffee, Jr., 62, has served as a director and the president and chief executive officer of our company and our bank since February of 2003. Mr. Coffee is a native of Camden, South Carolina. Mr. Coffee graduated from The Citadel in 1970 with a B.S. in Business Administration. He began his banking career in the Management Training program with South Carolina National Bank in 1970. Mr. Coffee furthered his banking education and graduated from The Stonier Graduate School of Banking at Rutgers University in 1978 and The National Commercial Lending Graduate School at the University of Oklahoma, with distinction, in 1982. In 1980, he joined the Bank of Beaufort and began the community banking phase of his career. Between 1982 and 1985, Mr. Coffee worked with the Bank of Hartsville and managed the commercial loan portfolio of that bank. In 1986, he was part of a group of investors who founded 1ST Atlantic Bank in Little River, South Carolina. Mr. Coffee served as president, chief executive officer, and was a director until 1ST Atlantic merged with Anchor Bank in December of 1993. He became executive vice president and chief administrative officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with The South Financial Group in April of 2000. Including his stint in Beaufort, Mr. Coffee has been involved in banking along South Carolina's coast for over 29 years. Mr. Coffee has served on numerous boards and professional organizations including The South Carolina Bankers Association, Chairman of the South Carolina Bankers' School, The Citizens Advisory Council of the Hollings Cancer Center, The Citadel School of Business Advisory Board, DeBordieu Club and The South Carolina State Board of Financial Institutions from 1992 until 2000.

        Larry W. Tarleton, 66, is a native of Wadesboro, North Carolina and a graduate of the University of North Carolina in Chapel Hill. He recently retired from The Post and Courier, South Carolina's largest newspaper, where he worked since 1988, first as editor for 10 years and then as publisher for 11 years. He had previously been an editor for newspapers in Charlotte, Miami and Dallas. He is very active in community affairs and currently serves on the board of the Coastal Carolina chapter of the Boy Scouts of America and is the chairman of the Boy Scouts Tenderfoot Classic golf tournament. He has served as chairman of the Trident United Way and on the board of the Charleston Metro Chamber of Commerce. He is a former president of the Country Club of Charleston and is a member of the Carolina Yacht Club.

        John W. Gandy, CPA, 56, is a native of Myrtle Beach, South Carolina. Mr. Gandy graduated from Wofford College in 1976 and obtained an MBA from the Babcock Graduate School of Management at Wake Forest University in 1978. Mr. Gandy has been the owner of Gandy CPA Group, LLC since January of 2000. He began his career in the audit division of Arthur Andersen & Co., a former "Big Eight" international accounting firm. In 1980, he returned home to Myrtle Beach where he spent the next 16 years working with the Jackson Companies, a diversified group of companies in resort tourism, golf, rental management and real estate development. Beginning in 1996, interest in new ventures moved Mr. Gandy to go into the consulting business. Over the next four years, he was involved in numerous financial transactions and planning for real estate developments, golf courses, vacation destination marketing and private placements for several small and start-up companies. He is currently a partner or shareholder in Gandy Associates, LLC, Hospitality Lodging, Inc., Coastal Direct, LLC (a design, printing and mailing operation), Office Developers, LLC, and various real estate related investments. He is active in a number of civic, professional and church activities in the Myrtle Beach area.

        Set forth below is information about each of our company's and bank's other directors and executive officers. Each of the following directors has been a director of our company since our formation in 2002 and is also a director of our bank, except for J. Louis Grant and Mary V. Propes who began to serve as directors of our bank and our company in 2007.

        Michael W. Burrell, 59, has been a resident of the Charleston area since 1977. Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina. He has served as an elementary school principal in Summerville since 1980 and before his retirement in 2002 served as the coordinator for federal and state programs on the district level. He currently serves as a substitute principal for Dorchester School District Two. Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc., which has been in operation since 1977. They sold the business in 2003 in order to pursue other interests. His community service in the area began with the formation of the first Boy Scout Troop for the disabled in 1977. Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978. He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

        Tanya D. Robinson, 56, is a resident of Summerville. Mrs. Robinson graduated from Brigham Young University with a B.A. in Communications. She has worked part-time for Dorchester District Two Schools as a Public Information Specialist since 2000. Mrs. Robinson was elected for the 2009-2010 term to serve as South Carolina's Goals and Awards Chairman for the Congress of Parents and Teachers where she oversees the Awards and Goals program throughout the state. She was elected District President for Dorchester and Colleton County Schools in 2002-2004, which took her into 21 schools to organize and train PTA personnel. Mrs. Robinson is a member of the Junior League of Summerville where she held the position of Community Service Chairman working closely with 25 local agencies. She presently is serving as Summerville High School's PTSA President and is in the Presidency of the Charleston area Women's Organization of the Church of Jesus Christ of Latter Day

Saints. For the past five years, she has chaired the Trident United Way for Dorchester District Two Schools and has acted as a liaison for Trident United Way's Day of Caring.

        J. Louis Grant, CPA, 63, is a native of Andrews, SC. Mr. Grant obtained his B.S. degree in Business Administration from The Citadel in 1972 and obtained his Certified Public Accountant Certificate in 1974. He served as the chief executive officer and president of Robinson Grant & Co., P.A., Certified Public Accountants, from July 1982 to September 30, 2009. He currently serves as a board member and vice-president. Robinson Grant & Co., P.A. is the largest locally owned CPA firm in Beaufort County, SC. He is a member of the American Institute of CPA's, the S.C. Association of CPA's, as well as a number of other professional and civic organizations in the Hilton Head Island area. He is a member of St. Paul's United Methodist Church and recently was elected to Coastal Carolina Hospital Board of Directors.

        John N. Cagle, III, DMD, 51, has been a resident of Mount Pleasant since 1979. Dr. Cagle graduated from Clemson University with Honors in 1979, with a B.S. in Zoology. In 1983, Dr. Cagle received his Doctorate of Dental Medicine from the Medical University of South Carolina, College of Dental Medicine in Charleston, South Carolina. He is a member of the American Dental Association as well as various local and state dental groups. He has had an established dental practice in the Charleston area since 1983. Dr. Cagle is active in offshore sport fishing having obtained his U.S. Coast Guard master license in 1985. He is a member of the Mount Pleasant Presbyterian Church and a proud sponsor of local athletics East of the Cooper. He is currently on the board of the South Carolina Governor's Cup Billfish Series.

        John T. Parker, Jr., 46, has been a resident of Mount Pleasant since 1986. Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology. He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds , and installs concrete foundation pile, bridges, deep foundations, marine utilities and other construction services. He has been the vice president of Parker Marine for 15 years. Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is past vice president and president of the board of directors for ASA of North and South Carolina. At present, he is on the Board of Directors for ASAC. Mr. Parker currently serves on the Scholarship Golf Tournament and Education Committees for ASA. Mr. Parker served as past president of the Board of Directors for the Pile Driving Contractors Association of South Carolina and is a national PDCA board member. He is a member of St. Andrews Episcopal Church in Mount Pleasant.

        Mary V. Propes, 57, is a native of Kentucky. Ms. Propes has served as chief executive officer of MVP Group International, Inc., MVP Natural Stone and MVP Textiles & Apparel since 1998. She entered the workforce in 1984 as a Chamber of Commerce Director in Graves County, Kentucky. Throughout her career, she was very successful in recruiting large industrial companies in the towns and cities she served. She is an active member and also serves on the board of trustees for Seacoast Church. In addition, she serves on the boards of numerous private companies and organizations, both domestically and abroad.

        Additional information is set forth below regarding other officers of our company and our bank.

        James M. (Jim) Bedsole, CRCM, CBA, CFSA, 51, has served as chief risk officer of our company and our bank since 2005 and has been an executive vice president since February 2009. Mr. Bedsole is a 1986 graduate of The Citadel, with a B.S. degree in Business Administration. He is also a graduate of the ABA National Graduate School of Compliance Management at Indiana University/Purdue University, Indianapolis. He is a Certified Regulatory Compliance Manager, Certified Bank Auditor and Certified Financial Services Auditor. Mr. Bedsole is a nationally recognized speaker on the topics of compliance, consumer protection regulations, auditing, risk management, Internet banking and use of Internet and Intranet resources. He is a former chairman of the South Carolina Bankers Association Compliance and Regulatory Committee and the South Carolina Bankers Association Disaster Recovery Committee. Mr. Bedsole currently serves on the American Bankers Association Enterprise Risk Management working group. He has served on the faculty of the ABA National Compliance School and the North Carolina School of Banking. He had authored articles appearing in both regional and national publications, including ABA Bank Compliance Magazine, Palmetto Banker and numerous Internet web sites. He is a member of First Baptist Church in Mt. Pleasant and a member of the East Cooper Pilots Association.

        Alan W. Jackson, CPA, 48, has served as executive vice president and chief financial officer of our company and our bank since 2003. Mr. Jackson graduated from West Virginia Wesleyan College in 1983 with a B.A. degree in Accounting and received a Master of Accountancy from Virginia Polytechnic Institute in 1985. Mr. Jackson furthered his banking education and graduated from the Graduate School of Banking at Colorado at the University of Colorado in 1997. Mr. Jackson began his involvement in community banking in 1984 as an auditor with KPMG. From 1988 to 1991, Mr. Jackson was employed by Security Bank and Trust Co., Salisbury, North Carolina. Mr. Jackson joined Community Bank and Trust Co. in Marion, North Carolina in 1991 and served as the chief financial officer until it merged with Carolina First Bancshares in 1998. At the time of the merger, Mr. Jackson joined a group of investors who founded High Country Bank in Boone, North Carolina. Mr. Jackson served as the chief financial officer and chief operations officer to High Country Bank from 1998 to 2002. From 2002 until joining us in May 2003, Mr. Jackson had a consulting practice serving community banks in the areas of asset liability management, operations, technology, financial reporting and budgeting.

        Thomas H. Lyles, 60, has served as executive vice president and chief administrative officer of our company since 2007. Mr. Lyles is a graduate of Wofford College, The School of Bank Administration at the University of Wisconsin, and he has an MBA from the University of South Carolina. He was retired from 2006 until joining our bank in April of 2007. Mr. Lyles has over 37 years of banking experience. He served as the President, COO and a director of Peoples Community Bank in Aiken, South Carolina from 2001 until its sale to First Citizens Corporation in 2005. From 1989 until 2001, Mr. Lyles served in various capacities for Carolina Southern Bank in Spartanburg, South Carolina, including Executive Vice President, CFO, COO and director until Carolina Southern Bank's sale to Synovus Corporation. From 1973 until 1989, he held various positions with Bankers Trust of SC/Bank of America. Mr. Lyles is also a member of the Rotary Club of Charleston.

        Robert H. (Bobby) Mathewes, Jr., 43, has served as executive vice president and senior credit officer since our formation. Mr. Mathewes grew up in Mount Pleasant and graduated from the University of South Carolina in 1988 with a B.S. degree in Finance. He is also a graduate of the South Carolina Bankers School, as well as Leadership Charleston in 1999. He has 19 years of banking experience, 16 of which have been spent in Charleston. He has also held positions with NationsBank, SouthTrust Bank and BB&T. Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990. He worked outside of the Charleston area from 1993 until his return in 1997. Mr. Mathewes has been involved in Junior Achievement, Jaycees and the Chamber of Commerce. He coached little league soccer and baseball through the recreational department in Mount Pleasant. He is an active member of Seacoast Church.

        Milon C. Smith, 59, has served as executive vice president and chief credit officer of our company and our bank since October 2005. Mr. Smith graduated from the University of South Carolina in 1972 with a B.S. degree in Banking and Finance. Mr. Smith furthered his banking education and attended continuing education classes through RMA, University of Oklahoma and BAI. Mr. Smith began his involvement in community banking in 1973 as a management trainee at Bankers Trust of South Carolina. Mr. Smith spent 28 years, of his 36 years in banking, at Bank of America, or its predecessor banks, as a commercial lending officer, credit risk officer and credit products officer. From 2002 to

2005, Mr. Smith served as chief credit risk officer of People's Community Bank of South Carolina in Aiken, South Carolina. Mr. Smith has been involved in the Columbia, Charleston and South Carolina state boards for community schools. He currently serves on the South Carolina Medical Malpractice Compensation Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders' Meetings

        During the year ended December 31, 2009, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of our company and our bank attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period.

        We have adopted a set of corporate governance principles which states that each director is expected to attend all annual shareholders' meeting absent unusual or extenuating circumstances. All directors attended the 2009 annual meeting.

Independence

        Our board of directors has determined that Michael W. Burrell, John N. Cagle, III, Alan D. Clemmons, John W. Gandy, J. Louis Grant, John T. Parker, Jr., Mary V. Propes, Tanya D. Robinson and Larry W. Tarleton are "independent" directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

Committees of the Board of Directors

        The following chart shows the composition of the committees of our board of directors, the number of meetings held by each committee during 2009, and which directors are "independent" based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market. The audit committee, nominating & corporate governance committee, compensation committee and board risk committee are composed exclusively of independent directors.

Director	Independent	Executive (9 Meetings)	Audit (5 Meetings)	Nominating & Corporate Governance (2 Meetings)	Compensation (5 Meetings)	Loan (11 Meetings)	Board Risk (4 Meetings)
Michael W. Burrell	•		•	•	•
John N. Cagle, III(1)	•	•—Chair		•—Chair	•
Alan D. Clemmons(2)	•	•			•—Chair		•
Robert E. Coffee, Jr.		•				•
John W. Gandy	•		•			•	•—Chair
Richard L. Granger(3)	x		x				x
J. Louis Grant(2)	•	•		•		•	•
Barry I. Kalinsky(3)	x	x—Chair		x	x	x
Morris Kalinsky(3)	x				x
Paul J. Kerwin(3))	x	x		x			x—Chair
John T. Parker, Jr.	•		•—Chair			•
Mary V. Propes	•			•	•		•
Tanya D. Robinson	•		•				•
Larry W. Tarleton(2)	•	•		•	•	•—Chair

•
means that the director is a current member of the applicable committee

x
means that the director resigned from such committee during 2009

(1)
Dr. Cagle became the Chairman of the Board and Chairman of the Executive Committee on October 19, 2009 and joined the Compensation Committee in November 2009.

(2)
Messrs. Clemmons, Grant and Tarleton joined the Executive Committee on October 19, 2009.

(3)
Mr. Granger resigned from the board of directors on February 25, 2009. Mr. Barry Kalinsky and Mr. Morris Kalinsky resigned from the board of directors on October 17, 2009. Dr. Kerwin resigned from the board of directors on October 16, 2009.

Audit Committee

        The audit committee is composed of four independent directors, Messrs. Burrell, Gandy and Parker and Ms. Robinson. The audit committee, which met five times in 2009, has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans and reviews with the independent auditors the results of the audit and management's responses. Operating under a written charter, which is available on our website, www.tidelandsbank.com, under "Investment Information," the committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Nominating Committee

        Our nominating committee is composed of five independent directors, Messrs. Burrell, Cagle, Grant and Tarleton and Ms., Propes. The nominating committee recommends nominees for election to our board of directors. We adopted a formal nominating committee charter in February 2005, which is available on our website, www.tidelandsbank.com, under "Investment Information." The nominating committee met two times in 2009.

        Our nominating committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The company does not pay a third party to assist in identifying and evaluating candidates.

        Our nominating committee will also consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC"), had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        The nominating committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the governance committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director. In evaluating all potential candidates, the nominating committee uses a variety of criteria to evaluate the qualifications and skills necessary in the context of the current needs of the board. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should contribute to the diversity of the board and have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of experience, skills and background on the board of directors.

        The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

        The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board's current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

  •
  successful business or professional experience;

  •
  various areas of expertise or experience, which are desirable to the company's current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;

  •
  personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;

  •
  residence in the bank's service area;

  •
  willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the company;

  •
  leadership and consensus building skills; and

  •
  a commitment to the success of the company.

        Each individual director has qualifications and skills that together as a whole create a strong and well-balanced board. The experiences and qualifications of our directors include the following.

        Mr. Burrell has served on our board since the company's formation and has been a resident of Charleston for over 32 years. He served as an elementary school principal for over 20 years and has remained active in community affairs. His ties to the bank's largest market area provide him with personal contacts and an awareness of the social environment within which the company operates.

        Dr. Cagle has served on our board since the company's formation and has been a resident of Mount Pleasant for over 30 years. He has operated an established dental practice in the Charleston area for more than 26 years and is well connected within the community. His personal contacts and familiarity with the community are assets to the board.

        Mr. Clemmons has served on our board since the company's formation and is a native of Myrtle Beach. He has been a member of the South Carolina House of Representatives since 2002. His extensive personal understanding of the markets that we serve is a valuable asset to the board. Mr. Clemmon's professional experience as a real estate and development attorney provides the board with legal insight, and his strong analytical skills are helpful to the board's ability to manage the affairs of a highly regulated company.

        Mr. Coffee has served as a director and the president and chief executive officer of our company and our bank since February of 2003. He has been involved in banking along South Carolina's coast for over 29 years. The breadth of experience and institutional knowledge of the company is critical to lead the board through the current challenging economic climate.

        Mr. Gandy has served on our board since 2007 and is a certificated public accountant. His professional experience and knowledge of financial reporting requirements are assets to the board. He also has extensive experience in various real estate related development projects, which provides unique knowledge of the markets in which we operate.

        Mr. Grant has served on our board since 2007 and is a native of South Carolina. He has been a certified public accountant for over 35 years, over 25 of which was as the president and chief executive officer of the largest locally owned CPA firm in Beaufort County, South Carolina. Mr. Grant brings essential financial acumen to the board.

        Mr. Parker has served on our board since the company's formation and has been a resident of Mount Pleasant for almost 25 years. He operates a successful family business and has served in various capacities for the American Subcontractors Association. His business experience provides the board with insight into the challenges facing small business owners in our markets.

        Ms. Propes joined our board in 2007. She has served as the chief executive officer of three manufacturing businesses and led five start-up ventures. Ms. Propes' professional experience as a successful entrepreneur provides the board with business insight and analytical skills that are necessary to manage the company's affairs in this difficult economic environment.

        Ms. Robinson has served on our board since the company's formation. She is very active in charitable endeavors in the community and has played a critical role in the educational system in our market area. These roles provide her with personal contacts and a unique perspective of the markets in which the company operates.

        Mr. Tarleton has served on our board since 2006. He recently retired from South Carolina's largest newspaper, where he worked since 1988, first as editor for 10 years and then as publisher for 11 years. Mr. Tarleton's business and personal ties provide him with awareness of both the business and social environment within which the company operates.

Compensation Committee

        Our compensation committee is composed of five independent directors, Messrs. Burrell, Cagle, Clemmons and Tarleton and Ms. Propes. We have adopted a formal compensation committee charter. The compensation committee charter is available on our website, www.tidelandsbank.com, under "Investment Information." The compensation committee reviews all benefit plans and the specific compensation for all executive officers. The committee met five times during 2009. The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The compensation committee evaluates the performance of and makes compensation recommendations to the board of directors with respect to our chief executive officer and, with input from our chief executive officer, evaluates the performance of and makes recommendations to the board of directors with respect to the compensation of our other executive officers. The compensation committee did not engage any compensation consultants to review our compensation practices or assist in the determination or recommendation of the amount or form of executive and director compensation.

Board Leadership Structure and Role in Risk Oversight

        We are focused on the company's corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer, are independent. In addition, all of the members of our board's audit, compensation, risk management and nominating and corporate governance committees are independent.

        Our board believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board elected as chairman, Dr. Cagle, has been one of our directors since our formation in 2002 and is a long-time resident of our primary market area. We believe it is the chief executive officer's responsibility to run the company and the chairman's responsibility to run the board. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board. In making its decision to have an independent chairman, the board considered the time that Mr. Coffee will be required to devote as chief executive officer in the current economic environment. By having another director serve as chairman of the board, Mr. Coffee will be able to focus his entire energy on running the company. This will also ensure there is no duplication of effort between the chief executive officer and the chairman. We believe this structure provides strong leadership for the board, while also positioning the chief executive officer as the leader of the company in the eyes of our customers, employees and other stakeholders.

        Our audit committee and board risk committee are primarily responsible for overseeing the company's risk management processes on behalf of the full board. The audit committee focuses on financial reporting risk and oversees the entire audit function and appraises the effectiveness of internal and external audit efforts. It receives reports from management at least quarterly regarding the company's assessment of risks and the adequacy and effectiveness of internal control systems. The board risk committee meets at least quarterly and primarily focuses on credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The board risk committee also receives frequent reports from management addressing the most serious risks impacting the day-to-day operations of the company. Our chief risk officer directly reports to the board risk committee and meets with the audit and board risk committees on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The audit and board risk committees report regularly to the full board of directors, which also considers the company's entire risk profile. The full board of directors focuses on the most significant risks facing the company and the company's general risk management strategy, ensuring that risks undertaken by the company are consistent with the board's appetite for risk. While the board oversees the company's risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

        We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company's needs.

Code of Ethics

        We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interests and providing full, accurate, and timely disclosure to the public.

        We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of this Code of Ethics is available without charge to shareholders upon request to our chief financial officer, Alan W. Jackson, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.

AUDIT COMMITTEE MATTERS

        Our audit committee is composed of four independent directors and operates under a written charter adopted by the board in February 2005. The board of directors has determined that Messrs. Burrell, Gandy, and Parker and Ms. Robinson, are independent, as contemplated in the listing standards of The NASDAQ Global Market. John W. Gandy was approved as an "audit committee financial expert" as defined under the rules of the SEC. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations and our independent auditors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has discussed with them their independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Mr. Michael W. Burrell, Mr. John W. Gandy, Mr. John T. Parker, Jr., and Ms. Tanya D. Robinson.

Auditing and Related Fees

Audit Fees

        The following table shows the fees that we paid or expect to pay to Elliott Davis, PLLC for services performed in fiscal years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Audit Fees	$90,197	$87,405
Audit-Related Fees	—	500
Tax Fees	10,785	12,300
All Other Fees	—	—

Total	$100,982	$100,205

        Audit Fees.    This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis, PLLC for the audit of our annual financial statements and for reviews of the condensed financial statements included in our quarterly reports on Form 10-Q.

        Audit-Related Fees.    This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, PLLC during the fiscal years ended December 31, 2009 and 2008. No such services were rendered during 2009. The 2008 fees are for research and consultation related to accounting advice for proposed issuance of preferred stock under the U.S. Treasury Troubled Asset Recovery Plan (TARP) Capital Purchase Program.

        Tax Fees.    This category includes the aggregate fees billed or to be billed for tax services rendered by Elliott Davis, PLLC for the fiscal years ended December 31, 2009 and 2008. These services include preparation of state and federal tax returns for the company and its subsidiary.

        All Other Fees.    This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, PLLC during the fiscal years ended December 31, 2009 and 2008. No such services were rendered during either year.

Oversight of Accountants; Approval of Accounting Fees.

        Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The charter provides that the audit committee must pre-approve the fees paid for the audit. The audit committee has delegated approval of non-audit services and fees to the chairman of the audit committee provided that the estimated fee for any such proposed service does not exceed $15,000. The chairman is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

        All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

        The following table shows the compensation we paid for the years ended December 31, 2009 and 2008 to our principal executive officer, our principal financial officer and each of our three other most highly compensated executive officers who were serving as executive officers at the end of 2009. For a description of executive compensation arrangements entered into between the company and Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, please see the discussion below entitled "Executive Compensation Arrangements."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Robert E. Coffee, Jr.	2009	$296,000	$—	$—	$—	$226,396	(2)	$522,396
President/Chief Executive Officer	2008	296,000	—	—	17,750	148,453		462,203
Alan W. Jackson	2009	208,000	—	—	—	75,913	(3)	283,913
Chief Financial Officer/Executive	2008	208,000	—	—	20,420	54,494		282,914
Vice President
Thomas H. Lyles	2009	182,000	—	—	—	128,511	(4)	310,511
Chief Administrative Officer/Executive	2008	182,000	—	—	20,420	105,678		308,098
Vice President
Robert H. Mathewes, Jr.	2009	189,800	—	—	—	65,010	(5)	254,810
Senior Credit Officer/Executive	2008	189,800	—	—	20,420	50,600		260,820
Vice President
Milon C. Smith	2009	192,400	—	—	—	95,305	(6)	287,705
Chief Credit Officer/Executive	2008	192,400	—	—	20,420	66,148		278,968
Vice President

(1)
These amounts represent the grant date fair value of the stock options awarded during the period.

(2)
Includes club dues and related fees of $10,850, insurance of $12,713, the dollar value of term insurance premiums paid by, or on behalf of Mr. Coffee of $3,240, 401(k) match of $5,920, cell phone expense of $1,344, 1,225 ESOP shares granted at $3.94 and SERP expense of $187,503.

(3)
Includes club dues and related fees of $4,523, insurance of $14,633, the dollar value of term insurance premiums paid by, or on behalf of Mr. Jackson of $880, 401(k) match of $6,240, cell phone expense of $1,427, 1,225 ESOP shares granted at $3.94 and SERP expense of $43,383.

(4)
Includes club dues and related fees of $1,325, insurance of $11,883, relocation expenses of $38,548, 401(k) match of $5,460, cell phone expense of $238, 1,131 ESOP shares granted at $3.94 and SERP expense of $66,601.

(5)
Includes club dues and related fees of $5,375, insurance of $14,422, the dollar value of term insurance premiums paid by, or on behalf of Mr. Mathewes of $5,590, 401(k) match of $3,796, cell phone expense of $1,999, 1,116 ESOP shares granted at $3.94 and SERP expense of $29,431.

(6)
Includes car allowance of $12,000, insurance of $6,520, 401(k) match of $6,132, cell phone expense of $1,441, 1,178 ESOP shares granted at $3.94 and SERP expense of $64,571.

        The following table sets forth information regarding the outstanding equity awards for our named executive officers at December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date
Robert E. Coffee, Jr.	33,095	—	$8.80	07/12/2004	07/12/2014
	1,500	—	$10.00	12/19/2005	12/19/2015
	2,500	—	$14.92	12/20/2006	12/20/2016
	17,040	11,360	$14.92	12/20/2006	12/20/2016
	8,000	12,000	$9.51	12/18/2007	12/18/2017
	2,500	7,500	$3.75	12/24/2008	12/24/2018
Alan W. Jackson	32,311	—	$8.80	07/12/2004	07/12/2014
	1,500	—	$10.00	12/19/2005	12/19/2015
	12,360	8,240	$14.92	12/20/2006	12/20/2016
	8,000	12,000	$9.51	12/18/2007	12/18/2017
	2,000	8,000	$3.75	12/24/2008	12/24/2018
Thomas H. Lyles	8,000	12,000	$13.11	05/21/2007	05/21/2017
	8,000	12,000	$9.51	12/18/2007	12/18/2017
	2,000	8,000	$3.75	12/24/2008	12/24/2018
Robert H. Mathewes, Jr.	32,311	—	$8.80	07/12/2004	07/12/2014
	1,500	—	$10.00	12/19/2005	12/19/2015
	12,360	8,240	$14.92	12/20/2006	12/20/2016
	8,000	12,000	$9.51	12/18/2007	12/18/2017
	2,000	8,000	$3.75	12/24/2008	12/24/2018
Milon C. Smith	8,000	2,000	$9.88	10/31/2005	10/31/2015
	8,820	5,880	$14.92	12/20/2006	12/20/2016
	8,000	12,000	$9.51	12/18/2007	12/18/2017
	2,000	8,000	$3.75	12/24/2008	12/24/2018

(1)
These options vest at 20% each year, beginning on the first anniversary of the grant date with the exception of Robert E. Coffee, Jr. whose options granted December 20, 2006 in the amount of 2,500 vested 50% in 2006 and 50% in 2007.

Executive Compensation Arrangements

Employment Agreements

        On May 1, 2008, we entered into employment agreements with Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, as well as with five other officers. The employment agreements have perpetual three-year terms but terminate no later than the time an executive attains age 65. The employment agreements provide Messrs. Coffee, Jackson, Lyles, Mathewes and Smith with annual base salaries for 2010 of $325,500, $228,800, $203,840, $208,780 and $211,640, respectively. However, compensation must be reviewed annually by the board of directors and may be increased to account for cost of living expenses. Each executive is also entitled to participate in all of our compensation, bonus, incentive and other benefit programs.

        Each executive is entitled to cash severance if he is terminated without cause or if he terminates voluntarily but for good reason, meaning voluntary termination because of adverse changes in employment circumstances, such as reduced compensation or responsibilities. In the case of Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, the severance compensation consists of a lump-sum payment equal to three times base salary, any bonus that may have been earned or accrued through the date of termination (including any amounts awarded for previous years that have not yet vested), and a pro rata share of any bonus for the current fiscal year. Messrs. Coffee, Jackson, Lyles, Mathewes and Smith would also be entitled to continued medical, dental and hospitalization insurance coverage for up to three years after termination.

        If a change in control occurs, Messrs. Coffee, Jackson, Lyles, Mathewes and Smith would be entitled to a lump-sum cash payment equal to three times the sum of their base salary and most recent bonus. The employment agreements also provide for accelerated vesting in benefit plans after a change in control. For purposes of the employment agreements, the term change in control means (i) an occurrence of a change in ownership of Tidelands Bancshares, (ii) a change in effective control of Tidelands Bancshares, or (iii) a change in the ownership of a substantial portion of Tidelands Bancshares' assets, as defined consistent with Internal Revenue Code section 409A. The change-in-control benefit under the employment agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely after separation from service following a change in control. Messrs. Coffee, Jackson and Mathewes would also be entitled to a tax gross-up benefit if the aggregate benefits payable to them after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In general terms, benefits received by an executive after a change in control are subject to a 20% excise tax under section 4999 if the benefits payable on account of the change in control exceed three times the executive's five-year average taxable compensation. If total benefits equal or exceed that threshold, the executive must pay a 20% excise tax on benefits exceeding his five-year average taxable compensation and under section 280G the employer forfeits the compensation deduction for benefits on which the excise tax is imposed. The tax gross-up benefit compensates an executive for excise taxes imposed but it increases the employer's non-deductible payments.

        The employment agreements prohibit competition after employment termination, but the prohibition against competition is void after a change in control. The period during which competition is prohibited is two years for Messrs. Coffee, Jackson, Lyles, Mathewes and Smith. Lastly, the employment agreements provide for reimbursement of the executives' legal fees if the employment agreements are challenged after a change in control, up to a maximum of $500,000 for Messrs. Coffee, Jackson and Mathewes and $100,000 for Messrs. Lyles and Smith.

Salary Continuation Agreements

        On May 1, 2008, we also entered into salary continuation agreements with Messrs. Coffee, Jackson, Lyles, Mathewes and Smith. With the aid of a compensation consultant we determined the salary continuation agreement retirement benefit by first projecting the executive's final pay at retirement, assuming retirement at age 65. Payable for 15 years in monthly installments beginning at age 65, the annual retirement benefits under the salary continuation agreements are $100,000 for Mr. Coffee, $203,217 for Mr. Jackson, $55,000 for Mr. Lyles, $230,562 for Mr. Mathewes and $62,953 for Mr. Smith. The benefit for termination before age 65 is a reduced amount that is calculated based on the bank's liability accrual balance existing when employment termination occurs, also payable in monthly installments for 15 years beginning at age 65. If a change in control of the company occurs, each executive will be entitled under his salary continuation agreement to an amount equal to the bank's liability accrual balance existing when the change in control occurs. Because the agreement's change-in-control benefit payment cannot exceed the current liability accrual balance maintained by the bank under the agreement, the benefit payment is cost neutral to the acquiror.

Endorsement Split Dollar Agreements

        We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. On May 1, 2008, we entered into endorsement split dollar insurance agreements with Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive's life. The executive's right to designate a beneficiary of the life insurance death benefit expires when the executive's employment terminates or when the executive attains age 65, whichever occurs first. The death benefit payable to the executive's beneficiary is the lesser of (x) 100% of the policy's net death proceeds, meaning the total death benefit minus the policy's cash surrender value, or (y) the portion of the net death proceeds equal to 100% of the accrual balance required at age 65 under the executive's salary continuation agreement. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive's beneficiary.

        This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank's non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current Federal income tax law. The collection of death benefits on the life insurance policies, which is likewise tax free under current Federal and state income taxation, is expected to enhance the company's return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

TARP Executive Compensation Restrictions

        Under the terms of the CPP Purchase Agreement between us and the Treasury, we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury holds the equity we issued or may issue to the Treasury, including the common stock we may issue under the CPP Warrant. These standards generally apply to our chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive and the next 20 most highly compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives and the next five most highly compensated employees; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

        As our most highly compensated employee, Mr. Coffee will be ineligible for any bonuses or incentive awards other than restricted stock as long as the equity issued under the CPP is held by the Treasury and he remains our most highly compensated employee. Any restricted stock awards made to Mr. Coffee while the Treasury holds our equity would be subject to the following limitations: (i) the restricted stock cannot become fully vested until the Treasury no longer holds the preferred stock, and (ii) the value of the restricted stock award cannot exceed one third of Mr. Coffee's total annual compensation.

        Our executive compensation arrangements also provide for post-termination benefits and change-in-control benefits through employment agreements and salary continuation agreements, as well as a potential death benefit under split dollar life insurance agreements for death occurring both before employment termination and before normal retirement age. These severance benefits will not be payable, however, for our five senior executive officers and our next five most highly compensated employees upon termination occurring while the equity issued under the CPP is held by the Treasury.

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors. Pursuant to our bylaws, we began compensating our directors in May of 2007. Compensation information with respect to our president and chief executive officer, Robert E. Coffee, Jr., who is also a director, is set forth above rather than in the table below. We pay our non-employee directors a fee of $500 for each board meeting attended and $250 for each committee meeting attended. We pay the chairman of the board of directors an additional chairman's fee of $250 for each board meeting attended.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Michael W. Burrell	8,500	—	—	—	—	8,500
John N. Cagle, III, DMD	10,000	—	—	—	—	10,000
Alan D. Clemmons	7,750	—	—	—	921	8,671
John W. Gandy, CPA	9,250	—	—	—	1,242	10,492
Richard L. Granger	1,500	—	—	—	157	1,657
J. Louis Grant, CPA	10,000	—	—	—	1,114	11,114
Barry I. Kalinsky	11,500	—	—	—	—	11,500
Morris Kalinsky	4,000	—	—	—	—	4,000
Paul J. Kerwin, DVM	6,750	—	—	—	—	6,750
John T. Parker, Jr.	9,250	—	—	—	—	9,250
Mary V. Propes	8,000	—	—	—	—	8,000
Tanya D. Robinson	7,250	—	—	—	—	7,250
Larry W. Tarleton	10,250	—	—	—	—	10,250

(1)
These amounts represent the dollar amount paid to directors for mileage reimbursement.

Equity Compensation Plan Information

        The following table sets forth the equity compensation plan information at December 31, 2009. All stock option information has been adjusted to reflect all prior stock splits and dividends.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	742,060	$10.28	41,446
Equity compensation plans not approved by security holders	—	—	—
Total	742,060	$10.28	41,446

(1)
The number of shares available for issuance under our 2004 Stock Incentive Plan automatically increases each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equals 20% of the then outstanding shares of stock. Each of our organizers received an option to purchase one share of common stock for $8.80 per share for every three shares they purchased in our initial public offering, up to a maximum of 12,500 shares per organizer, and the issuance of options was ratified by our shareholders.

 PROPOSAL NO. 2:
AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY
FROM 10,000,000 SHARES TO 75,000,000 SHARES

Background

        Our board of directors has unanimously approved resolutions recommending that Article Three—Capitalization of our Restated Articles of Incorporation (the "Articles of Incorporation") be amended to increase the number of shares of our authorized common stock to 75,000,000 shares from 10,000,000 shares (the "Amendment"). This proposal would amend Article Three to read in its entirety as follows:

  The Corporation shall have the authority, exercisable by its board of directors, to issue up to 75,000,000 shares of voting common stock, par value $0.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

Reasons for This Proposal

        Like many financial institutions across the United States, our operations have been adversely affected by the current economic crisis. The recession has affected most businesses in our market area resulting in reduced earnings, lower liquidity and dramatic drops in the underlying collateral values of real estate. According to the Federal Housing Finance Agency's Home Price index, home prices in the Charleston and Myrtle Beach, South Carolina markets declined 5.79% and 6.41%, respectively, during the 12 month period ended September 30, 2009. The deterioration in residential and commercial real estate values in our coastal markets coupled with the sharp decline in stock market values, exacerbated the stress on the liquidity position of our borrowers. This resulted in material increases in nonperforming assets and past due loans. These market conditions and the tightening of credit have also led to increased market volatility, added pressure on capital, a lower net interest margin and net losses.

        In an effort to address our asset quality issues and in light of the current economic environment, we have taken, and will continue to aggressively pursue, certain actions that we believe will improve our current financial condition and position us for long-term strategic opportunities. As part of our efforts to strengthen our capital position, we intend to engage in a capital raise through the issuance of shares of our common stock. We cannot complete a capital raise unless shareholders approve the increase in our authorized shares of common stock. If we complete a capital raise, we intend to use the net proceeds to improve our regulatory capital position, to invest in the bank to improve its regulatory capital position and to retain the remainder of any proceeds for general corporate purposes. We have no present agreement, arrangement or commitment to issue any shares for which approval is sought.

        We may also in the future, from time to time, consider acquisitions and mergers as opportunities arise, stock splits or stock options, and other public or private financings, any or all of which may involve the issuance of additional shares of common stock or securities convertible into shares of common stock. Our board of directors believes that having the authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding additional meetings of shareholders to increase the authorized shares at a later date and will enhance its ability to respond promptly to opportunities for increasing our capital levels and other strategic opportunities.

        Our board of directors has determined that the proposed amendment to the Restated Articles of Incorporation is desirable and in our shareholders' best interest.

        This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to sell any securities.

Potential Changes in Control

        The increase in the authorized number of shares of common stock could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NASDAQ listing rules) be issued in one or more transactions that could make a change of control of the company more difficult and, therefore, more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support our board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by our board of directors although perceived to be desirable by some shareholders. Our board of directors has not proposed this amendment for anti-takeover purposes and, as described below, subsequent shareholder approval will be required for most transactions which would constitute a change in control.

Potential Effects of the Amendment

        If the Amendment is approved, the additional authorized shares of common stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as our board of directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional authorized shares will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.

        The proposed Amendment, if adopted, will ensure that we will continue to have an adequate number of authorized and unissued shares of common stock to complete a capital raise and for future strategic opportunities.

Authority of the Board of Directors to Issue Common Stock

        If the Amendment is approved by the affirmative vote of two-thirds of the shares of common stock outstanding on the Record Date, the Amendment will become effective when we file the Articles of Amendment with the Secretary of State of South Carolina.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
APPROVAL OF THE AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000
SHARES TO 75,000,000 SHARES.

 PROPOSAL NO. 3:
APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT
OF THE ANNUAL MEETING

        A proposal may be submitted to shareholders at the Annual Meeting to authorize the chairperson of the Annual Meeting to adjourn or postpone the Annual Meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient affirmative votes present at the time of the Annual Meeting to adopt the Amendment. Any adjournment or postponement of the Annual Meeting may be made without notice, other than by an announcement made at the Annual Meeting. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

        The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 3.

 PROPOSAL NO. 4:
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As amended by the American Recovery and Reinvestment Act of 2009, the Emergency Economic Stabilization Act of 2008 requires financial institutions participating in the U.S. Department of the Treasury's Capital Purchase Program—the CPP—to submit annually to shareholders a non-binding proposal for approval of executive compensation. We participate in the CPP. Shareholders therefore have the opportunity to vote on the executive compensation disclosed in this Proxy Statement. Specifically, the following resolution is hereby submitted for shareholder approval at the Annual Meeting:

  "Resolved, that the compensation of executive officers named in the Summary Compensation Table of Tidelands Bancshares, Inc.'s Proxy Statement for the 2010 Annual Meeting of Shareholders, as disclosed in accordance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the tabular and narrative compensation disclosures contained in the Proxy Statement for the 2010 Annual Meeting of Shareholders, hereby is approved."

        The vote by the shareholders will be a non-binding, advisory vote. The voting results will not be binding on the board or the compensation committee or overrule or affect any previous action or decision by the board or the compensation committee or any compensation previously paid or awarded. However, the board and the compensation committee will take the voting results into account when they determine executive compensation decisions in the future.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"APPROVAL
OF THE EXECUTIVE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 5:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

        Our audit committee has appointed the firm of Elliott Davis, PLLC, an independent registered public accounting firm, to serve as our auditor for the fiscal year ending December 31, 2010. Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Elliott Davis to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the audit committee will reconsider the selection, although the audit committee will not be required to select a different independent auditor. We expect that a representative from this firm will be present and available to answer appropriate questions at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION
OF THE APPOINTMENT OF ELLIOTT DAVIS, PLLC AS OUR INDEPENDENT AUDITOR.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

        The following table shows owners of more than 5% of our outstanding common stock, as of February 22, 2010:

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership
Endicott Management Company(1)	421,751	—	9.86%
Service Capital Partners LP(2)	415,000	—	9.70%
Financial Stocks Capital Partners LP(3)	300,000	—	7.01%
Henri Wedell(4)(a)	274,046	—	6.41%
Tidelands Bancshares, Inc. (ESOP)(5)	260,287	—	6.09%

(1)
623 Fifth Avenue, Suite 3104, New York, NY 10022

(2)
1700 Pacific Avenue, Suite 2000, Dallas, TX 75201

(3)
441 Vine Street, Cincinnati, OH 45202

(4)
125 Norwal Memphis, TN 38117

(a)
Includes 88,629 shares owned by Marsha Wedell, the wife of Mr. Wedell. Mrs. Wedell owns the shares in her own name, and there is no agreement between Mr. Wedell and Mrs. Wedell with respect to the voting or disposition of those shares. However, Mr. Wedell could later influence or direct the disposition of those shares. While Mr. Wedell does not admit that he has voting or dispositive power over these shares, his influence over Mrs. Wedell's investments could constitute shared dispositive power and constitute beneficial ownership.

(5)
875 Lowcountry Blvd, Mount Pleasant, SC 29464

        The following tables show how much common stock in our company is owned by the directors, the named executive officers and the directors and executive officers as a group, as of February 22, 2010.

Name	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
James M. (Jim) Bedsole	5,510	14,020	0.46%
Michael W. Burrell(1)(a)	31,668	4,033	0.83%
John N. Cagle, III, DMD(1)(b)	82,476	11,783	2.20%
Alan D. Clemmons	62,120	7,505	1.62%
Robert E. (Chip) Coffee, Jr.(1)(c)	102,355	64,634	3.85%
John W. Gandy, CPA	8,125	1,533	0.23%
J. Louis Grant, CPA	27,087	1,533	0.67%
Alan W. Jackson, CPA	9,710	56,171	1.52%
Thomas H. Lyles	25,424	18,000	1.01%
Robert H. (Bobby) Mathewes, Jr.(1)(d)	10,532	56,171	1.54%
John T. Parker, Jr.	29,867	9,699	0.92%
Mary V. Propes	4,500	1,533	0.14%
Tanya D. Robinson	11,300	8,899	0.47%
Milon C. Smith	6,438	26,820	0.77%
Larry W. Tarleton	18,600	3,933	0.53%
Executive officers and directors as a group (15 persons)	435,712	286,267	15.82%

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program or allocated ESOP shares, unless otherwise indicated in these footnotes. To the company's knowledge, each person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program the securities shown as beneficially owned by the person, except for the following shares which the individual has reported as indirectly owned:

(a)
6,667 shares are indirectly owned by Michael W. Burrell through the C.E. Burrell Trust Account.

(b)
9,667 shares are indirectly owned by PFSI FBO Shannon Beauford Cagle R/O IRA.

(c)
8,750 shares are indirectly owned by spouse, held in trust. 10,000 shares are owned indirectly by spouse, Betty Coffee, individually.

(d)
100 shares are indirectly owned by spouse.

(2)
Includes shares that may be acquired within the next 60 days of February 22, 2010 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 4,277,176 shares of common stock outstanding on February 22, 2010.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. As of December 31, 2009, these borrowings totaled $14.5 million. It is our policy that these loans and other transactions be made in the ordinary course of business, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

        Director John W. Gandy is a 50% partner in Office Developers, LLC, which is the owner of an office building located at 1312 Professional Drive in Myrtle Beach, South Carolina in which Tidelands Bank is a tenant and is leasing the site for a period of 20 years. The monthly rent under the lease is $12,500 per month. We believe the terms to be no less favorable to us than could be obtained from an unaffiliated third party.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2009 for transactions occurring in 2009, with the exception of the following:

        A Form 4 was filed on May 18, 2009 to reflect the late reporting of 100 shares of stock purchased by Thomas H. Lyles on May 6, 2009. A Form 4 was filed on August 5, 2009 to reflect the late reporting of 1,129 shares of stock purchased by J. Louis Grant on July 31, 2009. A Form 3 was filed on February 2, 2009 to show James M. Bedsole's initial beneficial ownership of securities. A Form 3A was filed February 6, 2009 to report the 339 ESOP shares that were allocated for the year ended December 31, 2007 that were overlooked on the initial Form 3 filing.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2011 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 8, 2010. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

 OTHER MATTERS

        The board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies. The cost of solicitation of proxies will be borne by the company. In addition to solicitations by mail, directors, officers and regular employees of the company may solicit proxies personally or by telegraph or telephone without additional compensation. We have engaged Regan & Associates, Inc. to assist in the solicitation of proxies at an estimated cost of $12,500, plus reasonable expenses.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may do so by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

March [    •    ], 2010
Mount Pleasant, South Carolina

 PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
TIDELANDS BANCSHARES, INC.
To be held on April 12, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Dr. Cagle as his or her true and lawful agent and proxy with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard., Mount Pleasant, South Carolina 29464, on April 12, 2010, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged. This proxy is directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "FOR" Proposal No. 1 to elect the four identified directors to serve on the board of directors, (ii) "FOR" Proposal No. 2 to approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 10,000,000 to 75,000,000, (iii) "FOR" Proposal No .3 to grant the chairperson of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient affirmative votes present at the Annual Meeting to adopt the Amendment, (iv) "FOR" Proposal No. 4 to approve an advisory (non-binding) proposal on the Company's executive compensation policies and procedures; and (v) "FOR" Proposal No. 5 to ratify the appointment of Elliott Davis, PLLC as our independent auditor for the fiscal year ending December 31, 2010.

1.
PROPOSAL to elect the four identified Class I directors.

Alan D. Clemmons	Larry W. Tarleton
Robert E. "Chip" Coffee, Jr.	John W. Gandy, CPA

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

2.	PROPOSAL to approve a proposed amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock of the company from 10,000,000 to 75,000,000.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.
PROPOSAL to grant the chairperson of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient affirmative votes present at the Annual Meeting to adopt the Amendment.
☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	PROPOSAL to approve an advisory (non-binding) proposal on our executive compensation policies and procedures.
☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	PROPOSAL to ratify the appointment of Elliott Davis, PLLC as our independent auditor for the fiscal year ending December 31, 2010.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Dated: , 2010	Dated: , 2010
Signature of Shareholder(s)	Signature of Shareholder(s)

        Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

 INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

        We offer three alternative methods of voting this proxy:

  •
  By Telephone (using a touch-tone telephone)

  •
  Through the Internet (using a browser)

  •
  By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING    Available until 3a.m. Eastern Daylight Time on April 12, 2010

  •
  This method of voting is available for residents of the U.S. and Canada

  •
  On a touch-tone telephone, call TOLL FREE 1-866-860-0407, 24 hours a day, 7 days a week

  •
  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

  •
  Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3a.m. Eastern Daylight Time on April 12, 2010

  •
  Visit the Internet voting website at https://www.proxyvotenow.com/tdbk

  •
  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

  •
  Your vote will be confirmed and cast as you directed

  •
  You will only incur your usual Internet charges

VOTING BY MAIL

  •
  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

  •
  If you are voting by telephone or through the Internet, please do not return your proxy card.

ON-LINE ANNUAL MEETING MATERIALS: obtained at http://www.cfpproxy.com/5515

QuickLinks

TIDELANDS BANCSHARES, INC. 875 Lowcountry Boulevard Mount Pleasant, South Carolina 29464
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 12, 2010
TIDELANDS BANCSHARES, INC. 875 Lowcountry Boulevard Mount Pleasant, South Carolina 29464
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 12, 2010
VOTING INFORMATION
PROPOSAL NO. 1: ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE MATTERS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
Outstanding Equity Awards at Fiscal Year End
Equity Compensation Plan Information
PROPOSAL NO. 2: AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM 10,000,000 SHARES TO 75,000,000 SHARES
PROPOSAL NO. 3: APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING
PROPOSAL NO. 4: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
OTHER MATTERS
PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF TIDELANDS BANCSHARES, INC. To be held on April 12, 2010
INSTRUCTIONS FOR VOTING YOUR PROXY